TECHNOLOGY RESEARCH CORPORATION
               ANNOUNCES STRONG FIRST FISCAL QUARTER RESULTS

CLEARWATER, FLORIDA, July 24, 2003 --Robert S. Wiggins, Chairman and Chief Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI) announced today that the Company's operating revenues for the first quarter ended June 30, 2003 were $5,659,915, compared to $3,855,318 reported in the same quarter last year, an increase of approximately 47%. Revenues for the first quarter were positively impacted by an order from a major sprayer/washer manufacturer, which resulted in shipments of $450,000. Net income for the current quarter was $584,100, compared to $129,455, for the same quarter last year, an increase of approximately 351%. Basic earnings for the current period were $.11 per share and diluted earnings were $.10 per share compared to basic and diluted earnings of $.02 per share for the same quarter last year.

Mr. Wiggins commented, "The Company had an excellent start to its 2004 fiscal year by completing its sixth straight quarter of increased earnings, which were generated primarily by higher revenues. The Company's manufacturing facilities are also operating efficiently, and the Company continues to remain debt-free, ending the quarter with $3,169,365 in cash."

The Company's commercial revenues for the quarter ended June 30, 2003, compared to the prior year's quarter, increased by $848,112, military revenues increased by $962,763 and royalty income was down $6,278. The increase in commercial revenues was partially attributed to shipments of product to a major sprayer/washer manufacturer, as noted above, and the placement of approximately $145,000 of the Company's GFCI products in Home Depot and Fire Shield(R) Surge Strips in Wal-Mart. New accounts in the Recreational Vehicle, Brand Label and Commercial Distribution markets contributed to the remainder of the growth. The outlook for commercial revenues for the remainder of the fiscal year is positive. Military revenues increased as the result of stronger direct military shipments of support parts for existing systems and control devices related to the Tactical Quiet Generator (TQG) programs. The Company expects military revenues to remain strong throughout the fiscal year.

The Company expects to make significant progress this year in marketing its Fire Shield(r) products. Currently, the Company is shipping Fire Shield(R) Power Surge Strips to approximately 620 Wal-Mart Stores, Inc., and the Company is pursuing opportunities to place like product in other major retailers. Also, the Company expects Fire Shield licensed technology to generate royalties of approximately $50,000 for the year. In addition, the Company is well-positioned to participate in the estimated $60 million annual market created by the 2002 National Electrical Code (NEC) and the Underwriters Laboratories (UL) requirement for cord fire protection on portable room air conditioners manufactured after August 1, 2004. The Company's Fire Shield(R) LCDI power cords for this application have successfully completed the UL testing requirements for the new 1699 standard and are available for production. The Company's patented Fire Shield(R) technology has numerous applications and represents the Company's most significant opportunity for growth.

The first quarter dividend of $.015 per share will be paid on July 25, 2003 to shareholders of record on June 30, 2003. The Company's annual dividend is $.06 per share.

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock. Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.



                          Comparative Operating Results

                                    Unaudited


                                                   Three Months Ended

                                             6/30/2003            6/30/2002

Operating revenues                         $ 5,659,915          $ 3,855,318

Income before taxes                        $   780,511          $   190,306

Net income                                 $   584,100          $   129,455

Basic earnings per share                   $    0.11            $    0.02

Weighted average number
  of common shares
  outstanding                                5,445,475            5,437,497

Diluted earnings per share                 $    0.10            $    0.02

Weighted average number
  of common and equivalent
  shares outstanding                         5,625,994            5,466,946

Dividends declared                         $    .015            $    .010


Net income                                 $   584,100          $   129,455
Interest expense                                     -                1,153
Income taxes                                   196,411               60,851
Depreciation                                   222,796              237,708
Amortization                                         -                    -
                                             ---------              -------
EBITDA                                     $ 1,003,307          $   429,167

Note: EBITDA refers to earnings before interest, income taxes, depreciation and amortization. The Company wishes to present its EBITDA results as an indication of its liquidity and should not be interpreted as earnings.

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